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                                                                     Exhibit 4.5





                              WINSTON HOTELS, INC.

                         DIRECTORS' STOCK INCENTIVE PLAN


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                                    ARTICLE I
                                   DEFINITIONS

         1.01. Award Date means the date of the first Board meeting after each annual meeting of the Company's shareholders during the term of this Plan.

         1.02. Board means the Board of Directors of the Company.

         1.03. Committee means the committee appointed by the Board to administer the Plan.

         1.04. Common Stock means the common stock of the Company.

         1.05.    Company means Winston Hotels, Inc.

         1.06. Fair Market Value means, on any given date, the current fair Market value of the shares of Common Stock as determined pursuant to subsection
(a) or (b) below.

                  (a) While the Company is a Non-Public Company, Fair Market Value shall be determined by the Board using any reasonable method in good faith.

                  (b) While the Company is a Public Company, Fair Market Value shall be determined as follows: if the Common Stock is not listed on an established stock exchange, the Fair Market Value shall be the reported "closing" price of shares of Common Stock in the New York over-the-counter market as reported by the National Association of Securities Dealers, Inc. If the Common Stock is listed on an established stock exchange or exchanges, Fair Market Value shall be deemed to be the highest closing price of shares of Common Stock reported on that stock exchange or exchanges or, if no sale of Common Stock shall be made on any stock exchange on that day, then the next preceding day on which there was a sale. For purposes of this definition, the term "Public Company" means a corporation that has sold securities pursuant to an effective registration statement on Form S-1 filed pursuant to the Securities Act of 1933, as amended, and



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the term "Non-Public Company" means a corporation that has never sold securities pursuant to an effective registration statement on Form S-1 filed pursuant to the Securities Act of 1933, as amended.

         1.07. First Award Date means the date of closing of the initial public offering of the Company.

         1.08. Founding Director means a Participant who was a member of the Board on the First Award Date.

         1.09. Non-Founding Director means a Participant who is neither a Founding Director nor a Reelected Director.

         1.10. Participant means a member of the Board who, on the applicable Award Date, is not an employee or officer of the Company and who is not a member of the Committee.

         1.11. Plan means the Winston Hotels, Inc. Directors' Stock Incentive Plan.

         1.12. Reelected Director means a Participant who, during the term of this Plan, ceases to be a member of the Board but is subsequently reelected to the Board.

                                   ARTICLE II

                                    PURPOSES

         The Plan is intended to (i) assist the Company in recruiting and retaining directors and (ii) promote a greater identity of interest between Participants and shareholders by enabling Participants to participate in the Company's future success.



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                                   ARTICLE III

                                 ADMINISTRATION

         The Plan shall be administered by the Committee. The Committee shall have authority to award Common Stock upon such terms (not inconsistent with the provisions of the Plan) as the Committee may consider appropriate. In addition, the Committee shall have complete authority to interpret all provisions of the Plan; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee in connection with the administration of the Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to the Plan. All expenses of administering the Plan shall be borne by the Company.

                                    ARTICLE V

                                   ELIGIBILITY

         Each Founding Director will be awarded 7500 shares of Common Stock on the First Award Date. Each Non-Founding Director will be awarded, on the first Award Date on which he is a member of the Board, a number of whole shares of Common Stock having an aggregate Fair Market Value on that date that as nearly as possible equals, but does not exceed, $75,000. Each Reelected Director will be awarded, on the first Award Date following his reelection to the Board, a number of shares of Common Stock having an aggregate Fair Market Value on that date that as nearly as possible equals, but does not exceed (i) $75,000 minus
(ii) the Fair Market Value of any shares previously awarded to him under this Plan that had vested pursuant to section 5.01. For purposes of the preceding sentence, the Fair Market value of the previously awarded shares shall be determined as of the date such shares were issued to the Participant.


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                                    ARTICLE V

                                 TERMS OF AWARDS

        5.01. Vesting. Twenty percent (20%) of the shares of Common Stock issued to a Participant under the Plan shall be immediately and fully vested as of the First Award Date or Award Date, as applicable. On each subsequent Award Date on which the Participant is a member of the Board, an additional twenty percent (20%) of the shares issued to such Participant shall become fully vested. If a Participant is not a member of the Board on any Award Date on which a portion of the shares issued to him would otherwise become vested under this section, (a) no additional shares shall become vested on that date, and (b) the Participant shall have no further right to or interest in any share of Common Stock issued to him under the Plan that was not vested prior to that date.

        5.02. Transferability. A Participant may not pledge, exchange, hypothecate, bequeath, or otherwise transfer a share of Common Stock issued to such Participant under the Plan until it is fully vested pursuant to section
5.01. Any transfer of Common Stock permitted under this Plan is subject to restrictions imposed by federal and state securities and other laws.

        5.03. Shareholder Rights. Until such time as a share of Common Stock issued to a Participant under this Plan is vested pursuant to section 5.01, the Company shall retain custody of the certificate evidencing such share and shall hold a stock power endorsed in blank with respect to such share, which stock power is to be provided to the Company by the Participant as soon as reasonably possible after the First Award Date or Award Date, as applicable, on which shares of Common Stock are issued to him. A Participant will have the right to vote all shares of



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Common Stock issued to him under this Plan and to receive all dividends thereon, for as long as the Participant continues to serve as a member of the Board, notwithstanding that a portion of the shares issued to the Participant is not vested pursuant to section 5.01. On the date that the Participant ceases to be a member of the Board, all voting rights and all rights to receive dividends with respect to any share of Common Stock not yet vested pursuant to section 5.01 shall immediately terminate.

                                   ARTICLE VI

                     ADJUSTMENT UPON CHANGE IN COMMON STOCK

           The provisions of this Plan shall be revised as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidation of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Committee, necessitates such action. Any determination made under this
  Article VI by the Committee shall be final and conclusive.

               The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares that will be issued as of any applicable Award Date.



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                                   ARTICLE VII

              COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

         No Common Stock shall be issued and no certificates for shares of Common Stock shall be delivered under the Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock issued under the Plan may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Common Stock shall be issued and no certificate for shares shall be delivered under the Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.


                                  ARTICLE VIII

                                  CASH RETAINER

         A Non-Founding Director or Reelected Director will receive a cash retainer on each date on which cash dividends are paid with respect to Common Stock issued under this Plan. The retainer will equal the difference between (i) the value of the cash dividends paid on such date with respect to 7500 shares of Common Stock less (ii) the value of the cash dividends received by the Non-Founding Director or Reelected Director on the same date with respect to the Common Stock issued to him under this Plan.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.01. Unfunded Plan. The Plan, insofar as it provides for awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by awards under the Plan. Any liability of the Company to any person with respect



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to any award to be made under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

        9.02. Rules of Construction. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

                                    ARTICLE X

                                    AMENDMENT

               The Board may amend from time to time or terminate the Plan; provided, however, that no amendment may become effective until shareholder approval is obtained if the amendment (i) increases the number of shares that may be issued as of an Award Date or (ii) changes the class of individuals eligible to become Participants. The preceding sentence co the contrary notwithstanding, the Plan may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder.

                                   ARTICLE XI

                                DURATION OF PLAN

               No Common Stock may be awarded under the Plan after the Award Date in 1999. An award of Common Stock during the term of the Plan shall remain in effect in accordance with its terms notwithstanding the expiration of the Plan.


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                                   ARTICLE XII

                             EFFECTIVE DATE OF PLAN

               Shares of Common Stock may be issued under the Plan on the First Award Date, provided that the Plan is approved (at a duly held shareholders' meeting in which a quorum is present) by a majority of the votes entitled to be cast by the Company's shareholders, voting either in person or by proxy, at a duly held shareholder's meeting or by unanimous consent of the Company's shareholders.



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